Exhibit 99.1

News
For Immediate Release

Contact:	Bernard J. Kilkelly
Vice President, Investor Relations
Phone:	212-303-4349
E-mail:	bkilkelly@dlfi.com
Delphi Financial Reports Third Quarter 2010 Operating EPS of $0.86;
Net Income per Share is $0.83
3Q10 Highlights:
—	Diluted book value per share increased to $29.28; up 20% since end of 2009

—	Core premiums up 4% over 3Q09; Safety National up 11%, Reliance Standard up 1%

—	Excess workers’ compensation production up 23% over 3Q09

—	Fixed annuity sales increased sharply to $154 million
Wilmington, Delaware — October 26, 2010 — Delphi Financial Group, Inc. (NYSE: DFG) announced today that its operating earnings (1) in the third quarter of 2010 were $47.8 million or $0.86 per share, compared to $53.6 million or $1.00 per share in the third quarter of 2009. Annualized operating return on beginning equity (2) in the third quarter of 2010 was 12.8%, compared to 20.4% in the third quarter of 2009. Diluted book value per share increased to $29.28 at September 30, 2010, up 20% since December 31, 2009.
Delphi’s net income attributable to shareholders in the third quarter of 2010 was $46.1 million or $0.83 per share, compared to $20.8 million or $0.39 per share in the third quarter of 2009. Net income attributable to shareholders in the third quarter of 2010 included a loss on early retirement of senior notes, net of taxes, of $(2.4) million or $(0.04) per share and after-tax net realized investment gains of $0.8 million or $0.01 per share, including other-than-temporary impairments (OTTI) of $(4.2) million or $(0.07) per share. Net income attributable to shareholders in the third quarter of 2009 included after-tax net realized investment losses of $(32.8) million or $(0.61) per share, including OTTI of $(33.8) million or $(0.63) per share.
For the first nine months of 2010, Delphi’s operating earnings were $141.4 million or $2.54 per share, compared to $147.3 million or $2.91 per share in the first nine months of 2009. Net income attributable to shareholders was $120.8 million or $2.17 per share, compared to net income attributable to shareholders of $82.3 million or $1.63 per share for the first nine months of 2009. Net income attributable to shareholders for the first nine months of 2010 included a loss on early retirement of senior notes, net of taxes, of $(2.6) million or $(0.05) per share and after-tax net realized investment losses of $(18.1) million or $(0.32) per share, including OTTI of $(32.6) million or $(0.59) per share. Net income attributable to shareholders for the first nine months of 2009 included after-tax net realized investment losses of $(65.0) million or $(1.28) per share, including OTTI of $(61.5) million or $(1.21) per share.

Delphi Financial Reports Third Quarter 2010 Operating EPS of $0.86	Page 2
Robert Rosenkranz, Chairman and Chief Executive Officer, commented, “Delphi continued to achieve strong operating performance in the third quarter, with shareholders’ equity and book value per share both reaching new all-time highs. We were pleased with our top line growth, our investment results and the favorable loss ratios in our insurance businesses. Safety National increased our leadership position in the excess workers’ compensation market while also achieving notable growth in assumed workers’ compensation reinsurance. Reliance Standard achieved modest growth in premiums and production over last year’s third quarter while maintaining pricing and underwriting discipline.”
Delphi’s core group employee benefit premiums in the third quarter of 2010 rose 4% to $341.6 million from $329.8 million in the third quarter of 2009. This premium growth was driven by an 11% increase in core premiums at Delphi’s Safety National subsidiary. Excess workers’ compensation premiums rose 8% in the quarter, boosted by a 23% increase in production, and assumed workers’ compensation reinsurance premiums rose 29%. In addition, premiums increased 1% at Delphi’s Reliance Standard Life subsidiary, driven in part by strong sales of Delphi’s Integrated Employee Benefits program. Delphi’s group employee benefit combined ratio in the third quarter of 2010 was 94.9%, compared with 93.7% for the third quarter of 2009, as a decline in the loss ratio was offset by an increase in the expense ratio.
Delphi’s asset accumulation segment, which is primarily focused on individual fixed annuities, had new sales of $153.6 million in the third quarter of 2010, up from $57.5 million in last year’s third quarter. New annuity sales in the first nine months of 2010 were $270.4 million, up from $232.2 million in the first nine months of 2009. Funds under management at September 30, 2010 rose to $1.6 billion from $1.4 billion at December 31, 2009.
Delphi’s net investment income in the third quarter of 2010 was $86.9 million compared to $88.7 million in the third quarter of 2009. Invested assets at September 30, 2010 were $6.6 billion compared to $5.7 billion at September 30, 2009. The tax equivalent yield on the Company’s investment portfolio in the third quarter of 2010 was 6.0%, compared to 7.0% in the third quarter of 2009.
Mr. Rosenkranz added, “Investment income was in line with expectations, despite lower prevailing interest rates. Our fixed income investment yields were constrained by continued high levels of short-term investments, as we patiently seek attractive niches in an environment where rates are low and spreads narrow. We were pleased that Delphi reported net realized investment gains in the quarter for the first time since 2007, again consistent with the expectations we expressed earlier this year. Delphi continued to strengthen our balance sheet and capital structure with the partial call in September of $50 million of our 8.00% Senior Notes. Since the beginning of the year we have retired $75 million of these notes, which will save about $5 million to $6 million in pre-tax interest expense annually. At the end of the third quarter, our debt-to-capital ratio was 18% and holding company financial resources were at a comfortable $71 million.”

Delphi Financial Reports Third Quarter 2010 Operating EPS of $0.86	Page 3
Conference Call
On October 27, 2010 at 11:00 AM (Eastern time), Delphi will broadcast the Company’s third quarter 2010 earnings teleconference live on the Internet, hosted by Robert Rosenkranz, Chairman and Chief Executive Officer. Investors can access the broadcast at www.delphifin.com by clicking on the webcast icon on the home page. It is advisable to register at least 15 minutes prior to the call to download and install any necessary audio software. The online replay will be available on Delphi’s website for one week beginning at approximately 12:00 PM (Eastern time) on October 27, 2010. Investors can also download Delphi’s third quarter 2010 statistical supplement from the Company’s website at www.delphifin.com.
In connection with, and because it desires to take advantage of, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Delphi cautions readers regarding certain forward-looking statements in the foregoing discussion and in any other statements made by, or on behalf of, Delphi, whether in future filings with the Securities and Exchange Commission or otherwise. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, prospects, outlooks or other developments. Some forward-looking statements may be identified by the use of terms such as “expects,” “believes,” “anticipates,” “intends,” “judgment,” “outlook,” “effort,” “attempt,” “achieve,” “project,” or other similar expressions.
Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic, competitive and other uncertainties and contingencies, many of which are beyond Delphi’s control and many of which, with respect to future business decisions, are subject to change. Examples of such uncertainties and contingencies include, among other important factors, those affecting the insurance industry generally, such as the economic and interest rate environment, federal and state legislative and regulatory developments, including but not limited to changes in financial services, employee benefit and tax laws and regulations, changes in accounting rules or interpretations thereof, market pricing and competitive trends relating to insurance products and services, acts of terrorism or war, and the availability and cost of reinsurance, and those relating specifically to Delphi’s business, such as the level of its insurance premiums and fee income, the claims experience, persistency and other factors affecting the profitability of its insurance products, the performance of its investment portfolio and changes in Delphi’s investment strategy, acquisitions of companies or blocks of business, and ratings by major rating organizations of Delphi and its insurance subsidiaries. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Delphi. Forward-looking statements contained in the foregoing discussion are made as of the date of this press release and Delphi disclaims any obligation to update these or any other forward-looking statements.
Delphi Financial Group, Inc. is an integrated employee benefit services company. Delphi is a leader in managing all aspects of employee absence to enhance the productivity of its clients and provides the related group insurance coverages: long-term and short-term disability, life, excess workers’ compensation for self-insured employers, large casualty programs including large deductible workers’ compensation, travel accident, dental and limited benefit health insurance. Delphi’s asset accumulation business emphasizes individual annuity products. Delphi’s common stock is listed on the New York Stock Exchange under the symbol DFG and its corporate website address is www.delphifin.com.

Delphi Financial Reports Third Quarter 2010 Operating EPS of $0.86	Page 4
(1)	Operating earnings, which is a non-GAAP financial measure, consists of net income attributable to shareholders excluding after-tax realized investment gains and losses, losses on early retirement of senior notes and junior subordinated deferrable interest debentures and results from discontinued operations, as applicable. The Company believes that because these excluded items arise from events that are largely within management’s discretion and whose fluctuations can distort comparisons between periods, a measure excluding their impact is useful in analyzing the Company’s operating trends. Investment gains or losses are realized based on management’s decision to dispose of an investment, and investment losses are realized based on management’s judgment that a decline in the market value of an investment is other than temporary. Early retirement of senior notes and junior subordinated deferrable interest debentures occurs based on management’s decision to redeem or repurchase these notes and debentures. Discontinued operations result from management’s decision to exit or sell a particular business. Thus, these excluded items are not reflective of the Company’s ongoing earnings capacity, and trends in the earnings of the Company’s underlying insurance operations can be more clearly identified without their effects. For these reasons, management uses the measure of operating earnings to assess performance and make operating plans and decisions, and the Company believes that analysts and investors typically utilize measures of this type as one element of their evaluations of insurers’ financial performance. However, gains or losses from the excluded items, particularly as to investments, can occur frequently and should not be considered as nonrecurring items. Further, operating earnings should not be considered a substitute for net income attributable to shareholders, the most directly comparable GAAP measure, as an indication of the Company’s overall financial performance and may not be calculated in the same manner as similarly titled captions in other companies’ financial statements. For reconciliations of the amounts of operating earnings to the corresponding amounts of net income attributable to shareholders for the indicated periods, see the table captioned “Non-GAAP Financial Measures — Reconciliation to GAAP” which follows. All per share amounts are on a diluted basis.
(2)	Annualized operating return on beginning equity, which is a non-GAAP financial measure, is based on operating earnings, as defined in the preceding footnote (1) (rather than the most directly comparable GAAP measure, net income attributable to shareholders), divided by beginning shareholders’ equity. For the reasons that the Company believes that the calculation of this non-GAAP measure based upon operating earnings is useful, see footnote (1). For reconciliations of the amounts of annualized operating return on equity to the corresponding amounts of annualized net income return on equity for the indicated periods, see the table captioned “Non-GAAP Financial Measures — Reconciliation to GAAP” which follows.
#####

DELPHI FINANCIAL GROUP, INC.
Non-GAAP Financial Measures
Reconciliation to GAAP
(Unaudited; in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	09/30/2010	09/30/2009	09/30/2010	09/30/2009
Income Statement Data

Operating earnings	$47,806	$53,621	$141,395	$147,268
Net realized investment gains (losses) (A)	775	(32,798)	(18,062)	(64,954)
Loss on early retirement of senior notes (B)	(2,444)	—	(2,582)	—

Net income attributable to shareholders (GAAP measure)	$46,137	$20,823	$120,751	$82,314

Diluted results per share of common stock attributable to shareholders:
Operating earnings	$0.86	$1.00	$2.54	$2.91
Net realized investment gains (losses) (A)	0.01	(0.61)	(0.32)	(1.28)
Loss on early retirement of senior notes (B)	(0.04)	—	(0.05)	—

Net income attributable to shareholders (GAAP measure)	$0.83	$0.39	$2.17	$1.63

Annualized operating return on beginning shareholders’ equity	12.8%	20.4%	13.9%	23.9%

Annualized net income return on beginning shareholders’ equity (GAAP measure)	12.3%	7.9%	11.8%	13.4%

(A)	Net of an income tax expense (benefit) of $0.4 million, $(17.7) million, $(9.7) million and $(35.0) million, or $0.01 per diluted share, $(0.33) per diluted share, $(0.17) per diluted share and $(0.69) per diluted share for the three and nine months ended 09/30/2010 and 09/30/2009, respectively. The tax effect is calculated using the Company’s statutory tax rate of 35%.

(B)	Net of an income tax benefit of $1.3 million or $0.02 per diluted share and $1.4 million or $0.02 per diluted share for the three and nine months ended 09/30/2010. The tax effect is calculated using the Company’s statutory tax rate of 35%.

	09/30/2010	12/31/2009
Balance Sheet Data

Shareholders’ equity, excluding accumulated other comprehensive income (loss)	$1,510,112	$1,392,975
Add: Accumulated other comprehensive income (loss)	138,180	(33,956)

Shareholders’ equity (GAAP measure)	$1,648,292	$1,359,019

Diluted book value per share of common stock, excluding accumulated other comprehensive income (loss)	$26.89	$25.02
Add: Accumulated other comprehensive income (loss)	2.39	(0.60)

Diluted book value per share of common stock (GAAP measure)	$29.28	$24.42

Please see footnotes 1 and 2 of the press release to which this table is attached for important information regarding these non-GAAP financial measures.

DELPHI FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	09/30/2010	09/30/2009	09/30/2010	09/30/2009
Revenue:
Premium and fee income	$357,019	$342,610	$1,057,348	$1,052,776
Net investment income	86,886	88,682	249,170	243,560
Net realized investment gains (losses):
Total other than temporary impairment losses	(13,886)	(73,771)	(62,818)	(137,007)
Less: Portion of other than temporary impairment losses recognized in other comprehensive income	7,498	21,748	12,599	42,467

Net impairment losses recognized in earnings	(6,388)	(52,023)	(50,219)	(94,540)
Other net realized investment gains (losses)	7,580	1,564	22,431	(5,389)

Net realized investment gains (losses)	1,192	(50,459)	(27,788)	(99,929)
Loss on early retirement of senior notes	(3,760)	—	(3,972)	—

Total revenue	441,337	380,833	1,274,758	1,196,407

Benefits and expenses:
Benefits, claims and interest credited to policyholders	250,594	240,956	741,602	748,361
Commissions and expenses	117,558	109,569	342,060	324,850

	368,152	350,525	1,083,662	1,073,211

Operating income	73,185	30,308	191,096	123,196

Interest expense:
Corporate debt	7,783	3,806	23,370	11,667
Junior subordinated debentures	3,241	3,247	9,730	9,728
Income tax expense	15,982	2,321	37,130	19,261

Net income	46,179	20,934	120,866	82,540

Less: Net income attributable to noncontrolling interest	42	111	115	226

Net income attributable to shareholders	$46,137	$20,823	$120,751	$82,314

Basic results per share of common stock:
Net income attributable to shareholders	$0.83	$0.39	$2.18	$1.63
Weighted average shares outstanding	55,404	52,947	55,284	50,376

Diluted results per share of common stock:
Net income attributable to shareholders	$0.83	$0.39	$2.17	$1.63
Weighted average shares outstanding	55,800	53,385	55,674	50,617

Dividends paid per share of common stock	$0.11	$0.10	$0.31	$0.30

DELPHI FINANCIAL GROUP, INC.
SUMMARIZED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands)

	09/30/2010	12/31/2009
Assets:
Investments:
Fixed maturity securities, available for sale	$5,724,161	$4,875,681
Short-term investments	360,415	406,782
Other investments	476,436	466,855

	6,561,012	5,749,318

Cash	77,248	65,464
Cost of business acquired	246,002	250,311
Reinsurance receivables	362,481	355,030
Goodwill	93,929	93,929
Other assets	335,791	293,835
Assets held in separate account	117,321	113,488

Total assets	$7,793,784	$6,921,375

Liabilities and Equity:
Policy liabilities and accruals	$2,912,062	$2,803,189
Policyholder account balances	1,662,176	1,454,114
Corporate debt	368,750	365,750
Junior subordinated debentures	175,000	175,000
Other liabilities and policyholder funds	908,761	647,269
Liabilities related to separate account	117,321	113,488

Total liabilities	6,144,070	5,558,810

Equity:
Class A Common Stock	563	560
Class B Common Stock	60	60
Additional paid-in capital	675,428	661,895
Accumulated other comprehensive income (loss)	138,180	(33,956)
Retained earnings	1,031,307	927,706
Treasury stock, at cost	(197,246)	(197,246)

Total shareholders’ equity	1,648,292	1,359,019
Noncontrolling interest	1,422	3,546

Total equity	1,649,714	1,362,565

Total liabilities and equity	$7,793,784	$6,921,375

DELPHI FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in thousands)

	Nine Months Ended
	09/30/2010	09/30/2009
Operating activities:
Net income attributable to shareholders	$120,751	$82,314
Adjustments to reconcile net income attributable to shareholders to net cash provided by operating activities:
Change in policy liabilities and policyholder accounts	180,506	225,538
Net change in reinsurance receivables and payables	(9,657)	(4,613)
Amortization, principally the cost of business acquired and investments	65,264	38,295
Deferred costs of business acquired	(101,002)	(97,936)
Net realized losses on investments	27,788	99,929
Net change in federal income taxes	12,197	6,632
Other	(42,849)	(14,101)

Net cash provided by operating activities	252,998	336,058

Investing activities:
Purchases of investments and loans made	(1,599,851)	(1,206,214)
Sales of investments and receipts from repayment of loans	1,057,614	177,957
Maturities of investments	70,801	637,166
Net change in short-term investments	46,367	(171,162)
Change in deposit in separate account	—	4,845

Net cash used by investing activities	(425,069)	(557,408)

Financing activities:
Deposits to policyholder accounts	277,854	242,614
Withdrawals from policyholder accounts	(82,832)	(131,337)
Proceeds from issuance of 2020 Senior Notes	250,000	—
Borrowings under revolving credit facility	50,000	17,000
Principal payments under revolving credit facility	(222,000)	(2,000)
Early retirement of senior notes	(75,000)	—
Proceeds from issuance of common stock	—	121,121
Cash dividends paid on common stock	(17,150)	(14,767)
Other financing activities	2,983	7,151

Net cash provided by financing activities	183,855	239,782

Increase in cash	11,784	18,432
Cash at beginning of period	65,464	63,837

Cash at end of period	$77,248	$82,269